STOCK REDEMPTION AGREEMENT

Stock Redemption Agreement, made this 7th day of November, 2007, between GCA III Acquisition Corp., a Delaware corporation, with its principal offices located at 115 East 57th Street, New York, NY 10022 (the “Company”), and the undersigned stockholder of the Company (the “Redeeming Stockholder”).

WHEREAS, the Company desires to acquire from the Redeeming Stockholder 2,500,000 shares (the “Shares”) of the common stock of the Company, par value $.0001 per share (the “Common Stock”) on the terms and conditions hereinafter set forth, and the Redeeming Stockholder desires to redeem the Shares;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties do hereby agree as follows:

1. Redemption of Shares. Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to acquire from the Redeeming Stockholder the Shares, at a price in cash equal to $0.014516 per share, and the Redeeming Stockholder agrees to sell the Shares to the Company for such price. The total price for which the Shares shall be redeemed is thirty-six thousand two hundred and eighty-nine and 76/00 ($36,289.76). The certificate reflecting the Shares will be surrendered and delivered by the Redeeming Stockholder contemporaneously herewth or as soon as otherwise practicable.

2. Representations By The Company. The Company hereby represents and warrants to the Redeeming Stockholder as of the date hereof as follows:

(a) The Company is a corporation duly organized, existing, and in good standing under the laws of the State of Delaware, and has the power to conduct the business which it conducts and proposes to conduct; and

(b) The execution, delivery, and performance of this Subscription Agreement by the Company shall have been duly approved by the board of directors of the Company, and all other actions required to authorize and effect the offer and sale of the Shares shall have been duly taken and approved.

3. Miscellaneous.

3.1 Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to the Company at 115 East 57th Street, New York, NY 10022, and to the Redeeming Stockholder at 329 East 12th Street, #17, New York, NY 10003. Notices shall be deemed to have been given on the date of mailing, except notices of change of address, which shall be deemed to have been given when received.

3.2 This Stock Redemption Agreement shall not be changed, modified, or amended except by a writing signed by both the Company and the Redeeming Stockholder.

3.3 This Stock Redemption Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors, and/or assigns. This Stock Redemption Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of any and every nature between them.

3.4 Notwithstanding the place where this Stock Redemption Agreement may be executed by either party, it is agreed that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. The parties hereby agree that any dispute that may arise between them arising out of or in connection with this Stock Redemption Agreement shall be adjudicated before a court located in the County of New York, NY and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, NY, and of the federal courts having jurisdiction in such district with respect to any action or legal proceeding commenced by either party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Stock Redemption Agreement or any acts or omissions relating to the sale of the securities hereunder, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth or otherwise referenced in Section 3.1 hereof or such other address as may be furnished in writing to the other hereinafter.

3.5 This Stock Redemption Agreement may be executed in counterparts.

3.6 The holding of any provision of this Stock Redemption Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Stock Redemption Agreement, which shall thereafter remain in full force and effect.

3.7 It is agreed that a waiver by either party of a breach of any provision of this Stock Redemption Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

3.8 The Redeeming Stockholder agrees to execute and deliver all such further documents, agreements, and instruments, and take such other and further action, as may be reasonably requested by the Company to carry out the purposes,intent of, and any legal requirements associated with, this Stock Redemption Agreement.

3.9 The Company agrees not to disclose the name, address, or any other information about the Redeeming Stockholder, except as may be required by law.

IN WITNESS WHEREOF, the parties have executed this Stock Redemption Agreement as of the day and year first written above.
Redemption Accepted:
Signature of Redeeming Stockholder:
GCA III ACQUISITION CORP.
- A Delaware Corporation -

/s/ Jennifer L. Lee	/s/ Michael M. Membrado
Jennifer L. Lee	Name: Michael M. Membrado Title: President

Date: November 7, 2007